Exhibit 99.1

ALLEGHANY CORPORATION

1411 Broadway, 34th Floor

New York, NY 10018

ALLEGHANY CORPORATION REPORTS 2018 FIRST QUARTER RESULTS

NEW YORK, NY, May 3, 2018 – Alleghany Corporation (NYSE-Y) announced today its financial results for the first quarter of 2018. Highlights are below.

●	Book value per common share[1] was $545.07 as of March 31, 2018, a decrease of 1.5% from book value per common share as of December 31, 2017. Including the $10 per share ($154.0 million in total) special dividend paid on March 15, 2018, book value per common share as of March 31, 2018 increased 0.3%.

●	Total revenues were $1,585.0 million in the first quarter of 2018, an increase of 3.4% from the first quarter of 2017. Total revenues excluding the change in the fair value of equity securities increased 6.2% in the first quarter of 2018.

●	Net earnings[2] were $171.6 million for the first quarter of 2018, compared with $149.2 million for the first quarter of 2017, an increase of 15.0%. Operating earnings were $174.6 million in the first quarter of 2018, compared with $115.0 million in first quarter of 2017, an increase of 51.8%.

●	Earnings per diluted share were $11.04 per share in the first quarter of 2018, compared with $9.67 per share in the first quarter of 2017. Operating earnings per diluted share were $11.24 in the first quarter of 2018, compared with $7.45 per diluted share in first quarter of 2017.

Weston Hicks, President and chief executive officer of Alleghany, stated, “Our first quarter results reflect solid underwriting performance at TransRe, lower underwriting profits at RSUI due to higher non-catastrophe property losses, a non-recurring gain related to the conversion of our Ares partnership interest to publicly-traded partnership units, significantly lower corporate administration expenses due to a reduction in long-term incentive accruals, and a lower effective tax rate.”

Mr. Hicks continued, “Our growth in book value per common share, including the $10 per share special dividend, was 0.3% in the first quarter of 2018. Book value per common share was primarily impacted by a decline in the carrying value of our fixed income investment portfolio due to rising interest rates. Investment results also include the impact of the conversion of the majority of our investment in Ares from a private limited partnership interest to publicly-traded partnership units, which resulted in a $46 million pre-tax gain and a $13 million increase in net investment income.”

Mr. Hicks concluded, “We are pleased with Alleghany Capital’s overall performance in the first quarter. Operating earnings before tax were up 22% to $3.3 million in the first quarter of 2018, compared with the 2017 first quarter. Improved results at Kentucky Trailer and Bourn & Koch and the addition of W&W|AFCO Steel and Wilbert Funeral Services more than offset reductions in operating earnings at Jazwares and IPS, and increased

[1]	Stockholders’ equity attributable to Alleghany stockholders divided by common stock outstanding.

[2]	Net earnings attributable to Alleghany stockholders.

transaction expenses related to a large acquisition by W&W|AFCO Steel. Despite strong year-over-year sales growth, Jazwares’ expenses increased due to an increased staff count to support its growth and the liquidation filing of Toys “R” Us, Inc., which increased insurance costs. These items had a magnified impact on operating earnings during the typically slowest quarter of the year.”

“During the first quarter, W&W|AFCO Steel completed its acquisition of Hirschfeld Industries, a leading fabricator of steel bridges and structural steel for stadiums, airports and other large commercial and industrial projects, for an equity purchase price of $111.3 million. The combination of these two excellent companies results in a leading structural steel fabricator and erector with meaningful capabilities and a strong backlog. The acquisition also highlights the continued importance of Alleghany Capital to our overall strategy, and beginning this quarter, we have classified Alleghany Capital as a segment in our financial results.”

The following table summarizes results for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,		Percent
	2018	2017	Change
	(in millions)
Total revenues	$1,585.0	$1,532.4	3.4%
Net premiums written	1,253.3	1,233.1	1.6%
Noninsurance revenue	251.6	151.3	66.3%
Earnings before income taxes	208.6	207.9	0.3%
Underwriting profit	130.9	101.4	29.1%
Net investment income	124.1	115.5	7.4%
Net earnings attributable to Alleghany stockholders	171.6	149.2	15.0%
Operating earnings	174.6	115.0	51.8%

SEGMENT RESULTS

The following table summarizes the reinsurance and insurance segment results for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,		Percent
	2018	2017	Change
	(in millions)
Net premiums written:
Reinsurance Segment	$997.0	$949.4	5.0%
Insurance Segment	256.3	283.7	(9.7%)

	$1,253.3	$1,233.1	1.6%

Underwriting profit:
Reinsurance Segment	$98.8	$53.4	85.0%
Insurance Segment	32.1	48.0	(33.1%)

	$130.9	$101.4	29.1%

Reinsurance

Net premiums written increased in the first quarter of 2018 from the first quarter of 2017 primarily due to the impact of changes in foreign currency exchange rates and increased writings in U.S. casualty lines, partially offset by a decrease in premiums written related to a large whole-account quota share treaty (the “Quota Share Treaty”). Premiums related to the Quota Share Treaty were $184.0 million and $190.2 million in the first quarter of 2018 and 2017, respectively. Despite increased pricing in certain lines of business, TransRe did not see sufficient improvement in rates to warrant meaningful growth in premium writings.

TransRe’s 2018 first quarter combined ratio was 89.7%, compared with 94.3% for the 2017 first quarter. TransRe’s higher underwriting profit and improved combined ratio for the 2018 first quarter primarily reflects an increase in favorable prior accident year loss reserve development. TransRe’s combined ratio in the first quarter of 2017 reflected $24.4 million of unfavorable prior accident year loss reserve development arising from the U.K. Ministry of Justice’s decision to reduce the discount rate, referred to as the Ogden rate, used to calculate lump-sum bodily injury payouts in personal injury insurance claims in the U.K.

Insurance

The decrease in net premiums written in the first quarter of 2018 from the first quarter of 2017 reflects the sale of PacificComp in the fourth quarter of 2017, partially offset by growth at CapSpecialty and RSUI. Excluding PacificComp from the first quarter of 2017, net premiums written increased by 5.2% in the first quarter of 2018. For the first quarter of 2018, CapSpecialty’s net premiums written increased by 13.6%, and RSUI’s net premiums written increased by 2.4%. CapSpecialty’s net premium growth is attributable to increased writings in all of its lines of business and the additional premium written in connection with its recently completed renewal rights transaction for a book of environmental business. The increase at RSUI is across most lines of business and reflects an increase in business opportunities due to improved general market conditions and pricing increases in the property lines of business.

The insurance segment’s 2018 first quarter combined ratio was 87.0%, compared with 83.0% for the 2017 first quarter. The higher combined ratio and lower underwriting profit for the 2018 first quarter primarily reflect several large non-catastrophe property losses incurred by RSUI in the first three months of 2018, partially offset by an increase in favorable prior accident year loss reserve development.

Alleghany Capital

The following table summarizes earnings (losses) before income taxes and operating earnings (losses) before income taxes for the Alleghany Capital segment for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018				2017
	Industrial	Non-Industrial	Corp. & other	Total	Industrial	Non-Industrial	Corp. & other	Total
	($ in millions)
Earnings (losses) before income taxes	$2.1	$(1.9)	$(1.6)	$(1.4)	$2.1	$(0.5)	$(3.3)	$(1.7)

Operating earnings (losses) before income taxes	$3.7	$1.2	$(1.6)	$3.3	$2.3	$3.7	$(3.3)	$2.7
Add: net realized capital gains	0.4	0.3	-	0.7	-	(0.1)	-	(0.1)
Less: amortization of intangible assets	(2.0)	(3.4)	-	(5.4)	(0.2)	(4.1)	-	(4.3)

Earnings (losses) before income taxes	$2.1	$(1.9)	$(1.6)	$(1.4)	$2.1	$(0.5)	$(3.3)	$(1.7)

Alleghany Capital’s earnings (losses) before income taxes improved to $(1.4) million in the first quarter of 2018 compared with $(1.7) million in the first quarter of last year. Operating earnings (losses) before income taxes were higher in the first quarter of 2018 due to the increased operating earnings in the industrial businesses and reduced corporate expenses, partially offset by lower operating earnings in the non-industrial business. The industrial businesses’ operating earnings (losses) before taxes increased from the 2017 first quarter due to improved results at Kentucky Trailer and Bourn & Koch, and the inclusion of a 45% interest in Wilbert Funeral Services in 2018 results. These factors offset increased transaction expenses related to W&W|AFCO Steel’s acquisition of Hirschfeld Industries. The reduction in non-industrial operating earnings (losses) before income taxes in the first quarter of 2018 was driven by Jazwares, where expense growth exceeded sales growth in the seasonally slow first quarter, and IPS, where the delay in commencement of several large projects in backlog and increased expenses on a project in Brazil impacted the quarter.

INVESTMENT PERFORMANCE

Alleghany reported net investment income for the first quarter of 2018 of $124.1 million, an increase of 7.4% from the first quarter of 2017. The increase in net investment income in the first quarter of 2018 primarily reflects higher dividend income arising from an increase in the size of the equity portfolio and higher interest income, partially offset by higher performance-based investment fees from Alleghany’s outside investment advisors. The increase in interest income primarily reflects higher yields on short-term investments and floating-rate debt securities and higher income from funds withheld, partially offset by the impact of the sale of PacificComp as of December 31, 2017. In addition, net investment income reflects higher partnership income at AIHL, partially offset by lower partnership income at TransRe and RSUI.

During the first quarter of 2018, Alleghany converted the majority of its investment in Ares from limited partnership interests to publicly-traded partnership units. Until this conversion in March 2018, Alleghany’s Ares holdings were classified as other invested assets and accounted for under the equity method. Upon conversion of the majority of Alleghany’s investment, these limited partnership interests were reclassified to publicly-traded partnership units and Alleghany recognized a pre-tax gain of approximately $46 million. As of March 31, 2018, approximately $59 million of Ares LP interests remain in other invested assets. These limited partnership interests were also adjusted to market value, resulting in a $12.9 million increase to other investment income. See Note 3(g) to Notes to Unaudited Consolidated Financial Statements set forth in Part I, Item 1, “Financial Statements” of this Form 10-Q for additional information.

In the first quarter of 2018, Alleghany adopted new accounting guidance, which required the changes in the fair value of equity securities, except those accounted for under the equity method, be recognized in net income. See Note 1(c) to Notes to Unaudited Consolidated Financial Statements set forth in Part I, Item 1, “Financial Statements” of Alleghany’s Form 10-Q for additional information regarding the adoption of this new investment accounting guidance.

Financial statement total return3 on investments was (0.3%) for the first quarter of 2018, compared with 1.7% for the first quarter of 2017.

OTHER FINANCIAL INFORMATION

As of March 31, 2018, Alleghany had 15,362,141 shares of its common stock outstanding, compared with 15,390,500 shares of its common stock outstanding as of December 31, 2017. During the first quarter of 2018, Alleghany had repurchased 35,072 shares of its common stock in the open market for $21.3 million, at an average price per share of $606.40. As of March 31, 2018, Alleghany had $341.9 million remaining under its share repurchase authorization.

In February 2018, the Alleghany Board of Directors declared a special dividend of $10 per share for stockholders of record on March 5, 2018. On March 15, 2018, Alleghany paid dividends to stockholders totaling $154.0 million.

[3]	As calculated in Alleghany’s financial supplement.

Additional Information

Concurrent with the issuance of today’s earnings press release, Alleghany has posted a financial supplement to its website, www.alleghany.com, containing additional schedules that provide further detail pertaining to Alleghany’s financial results.

Additional information regarding Alleghany’s 2018 first quarter financial results, including management’s discussion and analysis of Alleghany’s financial condition and results of operations, is contained in Alleghany’s Quarterly Report on Form 10-Q for the period ended March 31, 2018 (the “Form 10-Q”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on or about the date hereof. The Form 10-Q and the financial supplement will be available on Alleghany’s website at www.alleghany.com. The Form 10-Q will also be available on the SEC’s website at www.sec.gov. Readers are urged to review the Form 10-Q for a more complete discussion of Alleghany’s financial performance.

About Alleghany Corporation

Alleghany Corporation (NYSE-Y) owns and manages operating subsidiaries and investments, anchored by a core position in property and casualty reinsurance and insurance. Alleghany’s property and casualty subsidiaries include: Transatlantic Holdings, Inc. (referred to herein as “TransRe”), a leading global reinsurer; RSUI Group, Inc. (referred to herein as “RSUI”), a national underwriter of property and liability specialty insurance coverages; and CapSpecialty, Inc. (referred to herein as “CapSpecialty”), an underwriter of commercial property, casualty and surety insurance coverages.

Alleghany’s subsidiary Alleghany Capital Corporation (referred to herein as “Alleghany Capital”) engages in and oversees strategic investments and acquisitions. Alleghany Capital’s investments are categorized as either industrial businesses or non-industrial businesses. The industrial businesses are: (i) Bourn & Koch, Inc., a manufacturer/remanufacturer of specialty machine tools and supplier of replacement parts, accessories and services for a variety of cutting technologies; (ii) R.C. Tway Company, LLC (dba and referred to herein as Kentucky Trailer), a manufacturer of custom trailers and truck bodies for the moving and storage industry and other markets; (iii) WWSC Holdings, LLC, a structural steel fabricator and erector; and (iv) Wilbert Funeral Services, a leading provider of products and services for the funeral and cemetery industries and precast concrete markets. The non-industrial businesses are (i) IPS-Integrated Project Services, LLC, a technical engineering-focused service provider focused on the global pharmaceutical and biotechnology industries, and (ii) Jazwares, LLC, a global toy, entertainment and musical instrument company. For additional information about Alleghany Capital Corporation, please visit www.alleghanycc.com.

Non-GAAP Financial Measures

Throughout this press release, Alleghany’s results of operations have been presented in the way that Alleghany believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use financial information in evaluating the performance of Alleghany. This presentation includes the use of underwriting profit, operating earnings, operating earnings per diluted share and operating earnings before income taxes, which are “non-GAAP financial measures.” The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Also, note that these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. A discussion of Alleghany’s calculation and use of these financial measures is provided below.

Underwriting profit represents net premiums earned less net loss and loss adjustment expenses and commissions, brokerage and other underwriting expenses, all as determined in accordance with U.S. GAAP and does not include net investment income, change in the fair value of equity securities, net realized capital gains, other than temporary impairment losses, noninsurance revenue, other operating expenses, corporate administration, amortization of intangible assets and interest expense. Alleghany consistently uses underwriting profit as a supplement to earnings before income taxes, the most comparable U.S. GAAP financial measure, to evaluate the performance of its segments and believes that underwriting profit provides useful additional information to investors because it highlights net earnings attributable to a segment’s underwriting performance. Earnings before income taxes may show a profit despite an underlying underwriting loss; and when underwriting losses persist over extended periods, a reinsurance or an insurance company’s ability to continue as an ongoing concern may be at risk.

A reconciliation of underwriting profit to earnings before income taxes is presented below.

	Three Months Ended March 31,
	2018	2017
	(in millions)
Earnings before income taxes	$208.6	$207.9

Adjustments to earnings before income taxes:
Net investment income	124.1	115.5
Change in the fair value of equity securities	(42.5)	-
Net realized capital gains	44.5	59.6
Other than temporary impairment charges	(0.5)	(3.2)
Noninsurance revenue	251.6	151.3
Other operating expenses	(264.9)	(175.1)
Corporate administration	(7.8)	(16.9)
Amortization of intangible assets	(5.3)	(3.8)
Interest expense	(21.5)	(20.9)

	77.7	106.5

Underwriting profit	$130.9	$101.4

Operating earnings and operating earnings per diluted share represent net earnings attributable to Alleghany stockholders and earnings per diluted share, respectively, excluding (on an after-tax basis) change in the fair value of equity securities, net realized capital gains, other than temporary impairment losses and amortization of intangible assets, all as determined in accordance with U.S. GAAP. Alleghany uses operating earnings and operating earnings per diluted share as supplements to net earnings attributable to Alleghany stockholders and diluted earnings per share, respectively, the most comparable U.S. GAAP financial measures, to provide useful additional information to investors by highlighting earnings and earnings per diluted share attributable to its performance exclusive of changes in the fair value of equity securities, realized capital gains or losses, impairments and amortization of intangible assets. Reconciliations of operating earnings and operating earnings per diluted share to net earnings attributable to Alleghany stockholders and diluted earnings per share, respectively, are presented below.

	Three Months Ended March 31,
	2018	2017
	($ in millions, except per share amounts)
Net earnings attributable to Alleghany stockholders(1)	$171.6	$149.2

Adjustments to net earnings attributable to Alleghany stockholders:
Change in the fair value of equity securities	(42.5)	-
Net realized capital gains	44.5	59.6
Other than temporary impairment charges	(0.5)	(3.2)
Amortization of intangible assets	(5.3)	(3.8)
Income tax effect of adjustments	0.8	(18.4)

	(3.0)	34.2

Operating earnings	$174.6	$115.0

Weighted average diluted common shares outstanding	15,418,664	15,420,468

Operating earnings per diluted share	$11.24	$7.45

(1)	The numerators for calculating diluted earnings per share and operating earnings per share may be further reduced for the effect of dilutive securities. Please refer to Alleghany’s Form 10-Q for additional information.

Operating earnings before income taxes is a non-GAAP financial measure for our non-insurance operating subsidiaries and investments in the Alleghany Capital segment. Operating earnings before income taxes represents noninsurance revenue less all operating expenses, and does not include: (i) amortization of intangible assets; (ii) change in the fair value of equity securities; (iii) net realized capital gains; (iv) OTTI losses; and (v) income taxes. Because operating earnings before tax excludes income taxes, change in the fair value of equity securities, net realized capital gains, OTTI losses, and amortization of intangible assets, it provides an indication of economic performance that is not affected by investment activity, levels of effective tax rates or levels of amortization resulting from acquisition accounting. Alleghany uses operating earnings before income taxes as a supplement to earnings before income taxes, the most comparable GAAP financial measure, to evaluate the performance of certain of its non-insurance operating subsidiaries and investments. A reconciliation of operating earnings before income taxes to earnings before income taxes is presented above in “Segment Results-Alleghany Capital.”

In prior filings, Alleghany used adjusted EBITDA as a non-GAAP financial measure for our non-insurance operating subsidiaries and investments held by Alleghany Capital. Alleghany believes that operating earnings before income taxes is a more useful non-GAAP financial measure, as it reflects: (i) ongoing capital expenditures through the inclusion of depreciation expense (a component of other operating expenses); and (ii) ongoing levels of debt through the inclusion of interest expenses.

# # #

Forward-looking Statements

This release contains disclosures, which may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should” or the negative versions of those words or other comparable words. Forward-looking statements do not relate solely to historical or current facts; rather, they are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time. These statements are not guarantees of future performance. These forward-looking statements are based upon Alleghany’s current expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and Alleghany’s future financial condition and results. Factors that could cause these forward-looking statements to differ, possibly materially, from that currently contemplated include:

•	significant weather-related or other natural or man-made catastrophes and disasters;

•	the cyclical nature of the property and casualty reinsurance and insurance industries;

•	changes in market prices of our significant equity investments and changes in value of our debt securities portfolio;

•	adverse loss development for events insured by our reinsurance and insurance subsidiaries in either the current year or prior years;

•	the long-tail and potentially volatile nature of certain casualty lines of business written by our reinsurance and insurance subsidiaries;

•	the cost and availability of reinsurance;

•	the reliance by our reinsurance and insurance operating subsidiaries on a limited number of brokers;

•	legal, political, judicial and regulatory changes;

•	increases in the levels of risk retention by our reinsurance and insurance subsidiaries;

•	changes in the ratings assigned to our reinsurance and insurance subsidiaries;

•	claims development and the process of estimating reserves;

•	exposure to terrorist acts and acts of war;

•	the willingness and ability of our reinsurance and insurance subsidiaries’ reinsurers to pay reinsurance recoverables owed to our reinsurance and insurance subsidiaries;

•	the uncertain nature of damage theories and loss amounts;

•	the loss of key personnel of our reinsurance or insurance operating subsidiaries;

•	fluctuation in foreign currency exchange rates;

•	the failure to comply with the restrictive covenants contained in the agreements governing our indebtedness;

•	the ability to make payments on, or repay or refinance, our debt;

•	risks inherent in international operations; and

•	difficult and volatile conditions in the global market.

Additional risks and uncertainties include general economic and political conditions, including the effects of a prolonged U.S. or global economic downturn or recession; changes in costs; variations in political, economic or other factors; risks relating to conducting operations in a competitive environment; effects of acquisition and disposition activities, inflation rates, or recessionary or expansive trends; changes in interest rates; extended labor disruptions, civil unrest, or other external factors over which we have no control; changes in our plans, strategies, objectives, expectations, or intentions, which may happen at any time at our discretion; and other factors discussed in Alleghany’s 2017 Form 10-K. All forward-looking statements speak only as of the date they are made and are based on information available at that time. Alleghany does not undertake any obligation to update or revise any forward-looking statements to reflect subsequent circumstances or events.

For more information, please contact:

Kerry Jacobs

Alleghany Corporation

212-508-8141

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	March 31, 2018	December 31, 2017
	(unaudited)
	($ in thousands, except share amounts)
Assets
Investments:
Securities at fair value:
Equity securities (cost: 2018 – $3,721,932; 2017 – $3,170,673)	$4,545,899	$4,099,467
Debt securities (amortized cost: 2018 – $12,065,159; 2017 – $12,536,772)	12,066,223	12,721,399
Short-term investments	611,655	578,054

	17,223,777	17,398,920
Commercial mortgage loans	663,933	658,364
Other invested assets	601,555	743,358

Total investments	18,489,265	18,800,642
Cash	711,040	838,375
Accrued investment income	97,998	105,877
Premium balances receivable	856,078	797,346
Reinsurance recoverables	1,653,758	1,746,488
Ceded unearned premiums	204,640	190,252
Deferred acquisition costs	467,524	453,346
Property and equipment at cost, net of accumulated depreciation and amortization	198,707	125,337
Goodwill	345,306	334,905
Intangible assets, net of amortization	467,475	459,037
Current taxes receivable	63,568	31,085
Net deferred tax assets	123,944	136,489
Funds held under reinsurance agreements	705,433	706,042
Other assets	712,520	659,096

Total assets	$25,097,256	$25,384,317

Liabilities, Redeemable Noncontrolling Interests and Stockholders’ Equity
Loss and loss adjustment expenses	$11,714,269	$11,871,250
Unearned premiums	2,251,593	2,182,294
Senior Notes and other debt	1,540,865	1,484,897
Reinsurance payable	160,228	156,376
Other liabilities	919,270	1,068,907

Total liabilities	16,586,225	16,763,724

Redeemable noncontrolling interests	137,631	106,530

Common stock (shares authorized: 2018 and 2017 – 22,000,000; shares issued: 2018 and 2017 – 17,459,961)	17,460	17,460
Contributed capital	3,613,630	3,612,109
Accumulated other comprehensive (loss) income	(123,620)	618,118
Treasury stock, at cost (2018 – 2,097,820 shares; 2017 – 2,069,461 shares)	(843,497)	(824,906)
Retained earnings	5,709,427	5,091,282

Total stockholders’ equity attributable to Alleghany stockholders	8,373,400	8,514,063

Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$25,097,256	$25,384,317

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings and Comprehensive Income

(unaudited)

	Three Months Ended March 31,
	2018	2017
	($ in thousands, except per share amounts)
Revenues
Net premiums earned	$1,207,856	$1,209,188
Net investment income	124,126	115,538
Change in the fair value of equity securities	(42,649)	-
Net realized capital gains	44,505	59,651
Other than temporary impairment losses	(511)	(3,217)
Noninsurance revenue	251,627	151,292

Total revenues	1,584,954	1,532,452

Costs and Expenses
Net loss and loss adjustment expenses	670,578	699,305
Commissions, brokerage and other underwriting expenses	406,295	408,515
Other operating expenses	264,897	175,138
Corporate administration	7,785	16,885
Amortization of intangible assets	5,264	3,764
Interest expense	21,531	20,935

Total costs and expenses	1,376,350	1,324,542

Earnings before income taxes	208,604	207,910
Income taxes	37,422	58,550

Net earnings	171,182	149,360
Net earnings attributable to noncontrolling interest	(393)	184

Net earnings attributable to Alleghany stockholders	$171,575	$149,176

Net earnings	$171,182	$149,360
Other comprehensive income :
Change in unrealized gains (losses), net of deferred taxes of ($38,905) and $67,270 for 2018 and 2017, respectively	(146,358)	124,929
Less: reclassification for net realized capital gains and other than temporary impairment losses, net of taxes of $366 and ($19,752) for 2018 and 2017, respectively	1,379	(36,682)
Change in unrealized currency translation adjustment, net of deferred taxes of $1,356 and $2,719 for 2018 and 2017, respectively	5,100	5,049
Retirement plans	(1,322)	(395)

Comprehensive income	29,981	242,261
Comprehensive income attributable to noncontrolling interest	(393)	184

Comprehensive income attributable to Alleghany stockholders	$30,374	$242,077

Basic earnings per share attributable to Alleghany stockholders	$11.15	$9.68
Diluted earnings per share attributable to Alleghany stockholders	11.04	9.67